Exhibit 99.1

Alpha Capital Acquisition Company Announces Pricing of $200 Million Initial Public Offering

New York – February 18, 2021 – Alpha Capital Acquisition Company (“Alpha” or the “Company”) announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “ASPCU” beginning on February 19, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq Capital Market under the symbols “ASPC” and “ASPCW,” respectively.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to seek a business combination with a Latin American-focused technology business. Alpha’s founders include Alec Oxenford (Chief Executive Officer and Chairman), Rafael Steinhauser (President and Director), Innova Capital and FJ Labs.

Citigroup Global Markets Inc. and BofA Securities, Inc. are acting as the book-running managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions by mailing 1155 Long Island Avenue, Edgewood, NY 11717 or via telephone at (800) 831-9146; and BofA Securities, Inc. by mailing NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@bofa.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 18, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Rahim Lakhani

Chief Financial Officer

rahim@alpha-capital.io

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